HPIL Holding Announces Non-Reliance on Past Financial Statements

SAGINAW, MI, April 19, 2013 (MARKETWIRE via COMTEX) -- HPIL Holding (the "Company") (OTCQB: HPIL) today announced that its financial statements for the second quarter and third quarter of 2012 (the “Affected Statements”) will be restated and, accordingly should no longer be relied upon by investors.

As a result of its annual audit and consultation between the Company’s directors, executive officers, and its outside auditors, the Company discovered that certain assets acquired from a related party were recorded at the estimated fair value of the assets.  Recording assets acquired in a related party transaction at the estimated fair value is not permitted under the generally accepted accounting principles in the United States of America (“GAAP”).  Instead, in these circumstances, GAAP requires assets to be recorded at the current carrying value of the seller in the transaction.  The Company made the determination on April 16, 2013, and expects that the restatement will reduce previously reported total assets and total stockholders’ equity (deficit) by approximately twenty-five million dollars.

The Company’s financial statements for the fiscal year ending December 31, 2012, filed on April 16, 2013, with the Securities and Exchange Commission (the “SEC”), reflect the results of this transaction in accordance with GAAP.  The Company expects to complete the required restatement of the Affected Statements, in accordance with GAAP, and file amended 10-Q reports reflecting the changes with the SEC no later than May 3, 2013.

Safe Harbor: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the word "expect" and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

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